CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form N-1A of our report dated April 30, 2004 relating to the financial statements and financial highlights which appears in the March 31, 2004 Annual Report to the Board of Directors and Shareholders of the CornerCap Group of Funds (comprised of CornerCap Balanced Fund, CornerCap Contrarian Fund, and CornerCap Small-Cap Value Fund) which is also incorporated by reference into the Registration Statement. We also consent to the references to our Firm in the Prospectus and Registration Statement.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 27, 2005